Exhibit 99.1

News

KeyCorp 127 Public Square Cleveland, Ohio 44114

CONTACTS:	ANALYSTS	MEDIA
	Vernon L. Patterson 216.689.0520 Vernon_Patterson@KeyBank.com Kelly L. Lammers 216.689.3133 Kelly_L_Lammers@KeyBank.com	David Reavis 216.471.2886 David_Reavis@KeyBank.com
KEY MEDIA NEWSROOM:	www.Key.com/newsroom

FOR IMMEDIATE RELEASE

KEYCORP CHIEF RISK OFFICER CHUCK HYLE TO RETIRE;

WILLIAM L. HARTMANN PROMOTED TO FILL SEAT

CLEVELAND, July 12, 2012 — KeyCorp today announced the retirement of Chief Risk Officer Chuck Hyle. William L. Hartmann will succeed Hyle as chief risk officer as part of Key’s leadership succession strategy. Hartmann, who assumes the role of chief risk officer immediately, reports to KeyCorp Chairman and CEO Beth Mooney and serves on Key’s Management Committee.

Hyle will work closely with Hartmann through year end to ensure a smooth transition. “Bill’s depth of knowledge and experience will enable Key to continue effective enterprise risk management and to balance risk and reward,” Mooney said.

Hartmann joined Key as chief credit officer in 2010. In this role, he led Key’s credit risk management functions across the Asset Recovery, Institutional, Commercial, Real Estate and Consumer businesses. He also chaired the Credit Risk Committee. Prior to Key, he spent 29 years with Citigroup where his most recent position was global head of Large Corporate Risk Management. While at Citigroup, he held numerous roles with increasing responsibility, including chief risk officer Asia Pacific, head of Global Portfolio Management, co-head of Leveraged Finance Capital Markets and global head of Loan Sales & Trading. Hartmann is a member of the Leadership Cleveland Class of 2012 and serves on the Board of Trustees for ideastream®, Northeast Ohio’s public service, multi-media organization.

ADD ONE – HYLE TO RETIRE, HARTMANN PROMOTED TO CHIEF RISK OFFICER OF KEYCORP

Since 2004, Hyle has led Key’s risk management functions, and ensured that Key was well-positioned in the midst of a rapidly changing industry and regulatory environment.

“Under Chuck’s leadership, Key transformed its risk culture and risk processes and strengthened its credit and risk management discipline and controls,” said Mooney. “Chuck has been a dedicated leader and a trusted business partner who has left a strong legacy at Key.”

About KeyCorp

KeyCorp traces its roots back more than 160 years ago and is headquartered in Cleveland, Ohio. One of the nation’s largest bank-based financial services companies, Key has assets of approximately $87 billion as of March 31, 2012.

Key provides deposit, lending, cash management and investment services to individuals and small businesses in 14 states under the name of KeyBank National Association. Key also provides a broad range of sophisticated corporate and investment banking products, such as merger and acquisition advice, public and private debt and equity, syndications and derivatives to middle market companies in selected industries throughout the United States under the KeyBanc Capital Markets trade name.

For more information, visit https://www.key.com/. KeyBank is Member FDIC.

Note to Editors: For up-to-date company information, media contacts and facts and figures about Key’s lines of business, visit our Media Newsroom at Key.com/newsroom.

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